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                                                                  Exhibit 10.83


                                 PROMISSORY NOTE

Principal Sum: $27,327,000                          Date:  as of August 15, 1997
Interest Rate: 7.77%                           Maturity Date:  September 1, 2000

            FOR VALUE RECEIVED, DIHC BOYLSTON BACK BAY CORP. ("Maker"), a Georgia corporation, promises to pay DIHC FINANCE CORPORATION ("Payee"), a Georgia corporation having an office at 200 Galleria Parkway N.W., Suite 2000, Atlanta, Georgia 30339, or order, or at such other place as may be designated in writing by the holder hereof, the principal sum of TWENTY SEVEN MILLION THREE HUNDRED TWENTY-SEVEN THOUSAND AND NO/100 DOLLARS ($27,327,000), in lawful money of the United States of America, with interest thereon from the date hereof at the rate of seven and seventy-seven one-hundredths percent (7.77%) per annum but in no event in excess of the then maximum legal rate in Georgia for purposes of determining usury.

            Installments of interest only shall be due and payable monthly in arrears commencing on the first day of the first after the first full calendar month following the date hereof and continuing on the first day of each and every calendar month thereafter ensuing until the entire principal sum hereof, all accrued interest and all other sums due and payable hereunder shall be fully paid. The entire unpaid principal balance, together with all accrued and unpaid interest and all other sums due and payable hereunder, shall be due and payable on September 1, 2000 (the "Maturity Date").

            Upon the request of Payee, Maker shall deliver to Payee a pledge of Maker's partnership interest in DIHC Boylston Associates, to be secured by a pledge, collateral
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assignment, UCC-1 financing statement, security agreement and any other security documents (collectively, the "Security Agreement") reasonably requested by Payee.

            Upon any default hereunder and the continuance of such default for a period of ten (10) days after the due date or any default under the Security Agreement, if any, and the continuance of such default after the expiration date of any applicable grace period under any Security Agreement, Payee shall have the right, at its option, to require Maker to immediately pay the entire principal and interest remaining due and unpaid hereunder, together with all costs and expenses incurred in connection with the collection or attempted collection hereof and the protection of the security hereof or thereof, including, without limitation, attorneys' fees and disbursements, whether or not suit is instituted. Interest shall accrue on such amounts from the date of such default at the Involuntary Rate (as hereinafter defined) compounded monthly until the date such amounts are paid. The "Involuntary Rate" shall be an annual rate equal to five percent (5%) in excess of the rate charged from time to time by Morgan Guaranty Trust Company of New York on short term (90 day) unsecured loans to its preferred customers but in no event in excess of the then maximum legal rate in Georgia for purposes of determining usury.

            Maker agrees to be bound to the extent provided in any Security Agreement and waives and renounces any and all exemption rights and the benefit of all valuation and appraisal privileges as against the indebtedness evidenced hereby or any renewal or extension thereof except as set forth in any Security Agreement, waives demand, protest, notice of nonpayment, and any and all lack of diligence or delays in the collection or enforcement hereof, and expressly consents to any extension of time, release of any party liable for the indebtedness evidenced hereby, release of any of the security of this Note, acceptance of other security thereof, or any


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other indulgence or forbearance whatsoever by Payee, any one or all of which may be made without notice to Maker or such released party or any other party.

            This Note may be prepaid in whole or in part without fee or penalty (but with accrued interest on the amount so prepaid) upon any date for the payment of interest, upon not less than ten (10) days prior written notice by Maker to Payee.

            The parties hereto have intended in good faith to comply with all applicable usury laws. Notwithstanding anything to the contrary contained in this Note or any other instrument evidencing, securing, or relating to this Note, Maker shall not be obligated or required to pay interest at a rate which would subject Payee to either criminal or civil liability. If, by the terms of this Note or any other instrument evidencing, securing, or relating to this Note, Maker at any time is required or obligated to pay interest on the principal amount of this Note in an amount or at a rate in excess of the applicable legal maximum, the interest due to Payee shall immediately and automatically reduced to such maximum rate, the interest payable shall be computed at such maximum rate, and all prior interest payments in excess of such lawful maximum shall be immediately and automatically applied, and shall be deemed to have been treated as having been applied at the time of receipt, in reduction of the principal balance due under this Note.

            The entire unpaid principal balance, together with all accrued and unpaid interest and all other sums due and payable hereunder, shall become immediately due and payable at the option of Payee upon the happening of any event by which this Note shall or may become due and payable under the terms of any Security Agreement, subject to any applicable notice, grace and/or cure period(s) thereunder.


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            No delays on the part of Payee in exercising any right hereunder or under any security Agreement or any other agreement further evidencing or securing this Note shall operate as a waiver thereof or preclude the exercise thereof at any time during the continuance of any default or during the continuance of a subsequent default.

            This Note may not be modified or terminated orally. This Note may be assigned by Payee, in its sole discretion, without the consent of Maker. This Note shall be construed and enforced in accordance with the law of Georgia.

            IN WITNESS WHEREOF, Maker has executed this Note as of the 15th of August, 1997.


                                          DIHC BOYLSTON BACK BAY CORP.



                                          By:  /s/ Robert T. Sorrentino
                                              -------------------------------
                                              Robert T. Sorrentino
                                              Vice President


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COUNTY OF NEW YORK   )
                     : ss.:
STATE OF NEW YORK    )


            BEFORE ME the undersigned authority personally appeared on this day Robert T. Sorrentino, to me personally known, who being by me duly sworn did depose and say that he is the Vice President of DIHC Boylston Back Bay Corp., the corporation described in and which executed the foregoing instrument; that he acknowledged execution of said instrument to be the voluntary act and deed of said corporation by order of the Board of Directors of said corporation.

            WITNESS my hand and official seal this 15th day of August, 1997.


                                    /s/ Russell Wohl
                                    Notary Public

                                              RUSSELL WOHL
                                     Notary Public State of New York
                                             No. 41-4977236
                                       Qualified in Queens County
                                    Commission Expires Jan. 28, 1999